Exhibit 99.1

Marjan to Develop a Multibillion-Dollar Integrated Resort in Ras Al Khaimah with Wynn Resorts

•The new development will be the first in the MENA region by Wynn Resorts, the leading international developer of luxury integrated resorts

•Scheduled to open in 2026, the multipurpose integrated resort marks the largest-of-its-kind foreign direct investment in Ras Al Khaimah

•The planned destination will feature a luxury hotel with more than 1,000 rooms, world-class shopping, state-of-the-art meeting and convention facility, an exclusive spa, more than 10 restaurants and lounges, extensive entertainment choices, a gaming area, and other amenities

Ras Al Khaimah, UAE: January 25, 2022: Marjan, RAK Hospitality Holding and Wynn Resorts, Limited, the US-listed international developer and operator of luxury resorts, have announced a multibillion-dollar integrated resort development on the man-made Al Marjan Island in Ras Al Khaimah, United Arab Emirates.

The spectacular Al Marjan Island, already a leading tourism destination, is only 15 minutes from the Ras Al Khaimah International Airport and 45 minutes from the Dubai International Airport. Comprising four islands, Al Marjan Island delights visitors with over 7.8 kilometers of sparkling beaches and 23 kilometers of waterfront in addition to world-class hotels and residential developments.

Al Marjan Island spans an area of 2.7 million sqm of reclaimed land extending into the Arabian Gulf. The new integrated resort on one of the exclusive islands, which covers an area of almost 250,000 sqm, will offer a pristine setting with spectacular views of the Arabian Gulf as well as sandy beaches and a marina. The development is the first beach resort being developed by Wynn Resorts globally. The current scope includes a 1,000+ room hotel, high-end shopping mall, a state-of-the-art meeting and convention facility, an exclusive spa, more than 10 restaurants and lounges, a wide array of entertainment choices, a gaming area, and other amenities.

The integrated resort will be developed with significant foreign direct investment by Wynn Resorts. As the largest project of its kind in the Emirate’s growing hospitality sector, it will create substantial value to the local economy by accelerating tourism, creating jobs, and energising the growth of related sectors. Set to be completed in 2026, the entire project will be developed to the highest standards of sustainability best practices.

Eng. Abdulla Al Abdooli, CEO of Marjan, said the new integrated resort highlights the fast-growing recognition of Ras Al Khaimah as a leading investment destination for high-quality hospitality projects. “The integrated development, featuring a world-class hotel, entertainment and gaming amenities, will add to the Emirate’s destination strategy to attract tourists from across the world. We are partnering with Wynn Resorts, one of the world’s most renowned integrated resort companies, which has a strong track record of developing luxury destinations with exceptional accommodation, dining, entertainment concepts and gaming facilities. By leveraging Wynn Resorts’ expertise in developing luxury hospitality destinations, the new development will raise the benchmark in luxury hospitality in the region. It will also create exceptional value to the Ras Al Khaimah economy and boost the leisure, business, and MICE tourism sectors.”

Craig Billings, newly appointed CEO of Wynn Resorts, said: “Al Marjan Island is a pristine setting and an ideal greenfield location for us to create the one-of-a-kind guest experiences for which Wynn Resorts is renowned. The region offers tremendous potential for the hospitality and tourism industry, and we are excited about the prospect of developing an integrated resort in Ras Al Khaimah.”

The new resort is in the initial stages of design and development and will be applying for an integrated resort licence from Ras Al Khaimah Tourism Development Authority.

About Marjan

Marjan is the master-developer of freehold property in Ras Al Khaimah (the GCC Tourism Capital), responsible for path-breaking developments aimed at positioning Ras Al Khaimah as one of the region’s leading tourism and investment destinations. Mandated with developing waterfront, urban and mountain destinations that will add to the competitiveness of the emirate, Marjan’s strategic master-planning approach is to leverage Ras Al Khaimah’s natural assets and lay the foundations of the emirate’s future expansions. Through its world-class master-planned communities in Ras Al Khaimah, Marjan attracts foreign investment as well as international visitors and positions the emirate as a strong investment and tourism hub.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts designed, owns and operates Wynn Las Vegas (wynnlasvegas.com), Encore Boston Harbor (encorebostonharbor.com), Wynn Macau (wynnmacau.com), and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas features 4,748 spacious hotel rooms, suites and villas, 33 dining experiences and bars, two award-winning spas, three shopping esplanades, meeting and convention space, two nightclubs, a beach club, two theaters and a golf course. Nearly 70% of the resort’s peak demand is powered entirely by renewable energy. Encore Boston Harbor is a luxury resort with 671 hotel rooms, an ultra-premium spa, specialty shopping, 16 dining and lounge venues, state-of-the-art ballroom and meeting spaces, a six-acre public park and Harborwalk. Wynn Macau is a luxury resort located in the Macau Special Administrative Region of the People's Republic of China with 1,010 spacious rooms and suites, 12 dining and bar experiences, convention space, a shopping esplanade, two opulent spas, a salon and a rotunda show. Wynn Palace is a luxury integrated resort on the Cotai Strip in Macau, with 1,706 exquisite rooms, suites and villas, 14 food and beverage outlets, meeting and convention space, an extensive shopping esplanade, SkyCabs that traverse an eight-acre Performance Lake, a lush spa and salon, and an extensive collection of rare art.

About RAK Hospitality Holding (“RAKHH”)

RAK Hospitality Holding is an integrated hospitality and leisure company, owning, operating and asset managing a diverse portfolio of hotels, hospitality and leisure assets. Its activities include hotel development and ownership; logistics and the provision of both hospitality accommodation and transportation; asset management and advisory; and development and operation of leisure and entertainment assets.

MEDIA CONTACTS
For Marjan
Tariq Bsharat, Marjan
+971 (55) 852 9917
tariq@marjan.ae

For RAK Hospitality Holding
Marco Frare, RAK Hospitality Holding
+971 (56) 515 4916
marco@rakhospitality.com

For Wynn Resorts
Michael Weaver, Wynn Resorts
702-770-7501
michael.weaver@wynnresorts.com